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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement 333-00987 of Glenbrook Life and Annuity Company on Form S-3 of our report dated February 25, 2000, appearing in the Annual Report on Form 10-K of Glenbrook Life and Annuity Company for the year ended December 31, 1999 and of our reports dated February 25, 2000 and March 27, 2000 appearing in the Statement of Additional Information on Form N-4 dated May 1, 2000 of Glenbrook Life and Annuity Company and Glenbrook Life Multi-Manager Variable Account, respectively. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touch LLP


Chicago, Illinois
May 1, 2000